UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
__________________________________________
	(2)	Aggregate number of securities to which transaction applies:
_________________________________________________
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________
	(4)	Proposed maximum aggregate value of transaction:
________________________________________________
	(5)	Total fee paid:
________________________________________________
☐		Fee paid previously with preliminary materials.
________________________________________________
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
_________________________________________________
	(2)	Form, Schedule or Registration Statement No.:
_________________________________________________
	(3)	Filing Party:
_________________________________________________
	(4)	Date Filed:
________________________________________________

Explanatory Note:  This revised Definitive Schedule 14A is being filed to correct a typographical error.  Note that the correct Internet link for viewing the Company's Notice of Meeting, Proxy Statement and Annual Report to Shareholders is www.proxy.bbinsurance.com.   This Internet link replaces the incorrect Internet link that was included in the revised Definitive Schedule 14A filed at approximately 3:38 p.m. (ET) on March 19, 2009 in two locations: (1) the "Notice of Annual Meeting to Shareholders" and (2) the proxy card.  Shareholders receiving paper copies of the Company’s proxy materials will receive this revised proxy statement.  No other changes have been made to the revised Definitive Schedule 14A filed at approximately 3:38 p.m. (ET) on March 19, 2009.

®

March 19, 2009

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”), which will be held in the Atlantic Room of The Shores Resort & Spa, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, April 29, 2009, at 9:00 a.m. (ET).

This year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet.  We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.  On March 19, 2009, we mailed to our beneficial shareholders a Notice containing instructions on how to access our Proxy Statement and Annual Report and how to vote online.  All other shareholders will continue to receive a paper copy of the Proxy Statement, Proxy Card and Annual Report by mail.  The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report if you only received a Notice by mail or (ii) elect to receive your Proxy Statement and Annual Report over the Internet if you received them by mail this year.

The notice of meeting and Proxy Statement on the following pages cover the formal business of the Meeting.  Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Meeting and vote in person, you will, of course, have that opportunity.

Your continuing interest in the business of the Company is gratefully acknowledged.  We hope many shareholders will attend the Meeting.

Sincerely,

J. Hyatt Brown
Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue Daytona Beach, Florida 32114	3101 West Martin Luther King Jr. Boulevard Suite 400 Tampa, Florida 33607
_____________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29, 2009

The Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”) will be held in the Atlantic Room of The Shores Resort & Spa, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, April 29, 2009, at 9:00 a.m. (ET), for the following purposes:

1.	To elect twelve (12) nominees to the Company’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 20, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any postponements or adjournments of the Meeting.

For your convenience, we are also offering an audio webcast of the Meeting.  To access the webcast, please visit the “Investor Relations” section of our website (www.bbinsurance.com) shortly before the Meeting time and follow the instructions provided.  A replay of the webcast will be available on our website beginning the afternoon of April 29, 2009 and continuing for 30 days thereafter.

Your vote is important.  Please vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not you intend to be present at the Meeting.

By Order of the Board of Directors

Laurel L. Grammig
Secretary

Tampa, Florida
March 19, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on April 29, 2009

The Proxy Statement and Annual Report to Shareholders are available at:

www.proxy.bbinsurance.com

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

On March 19, 2009, we mailed to our beneficial shareholders of record as of the close of business on February 20, 2009 a Notice containing instructions on how to access this Proxy Statement and our Annual Report online and how to vote online, and thereafter, we began mailing these proxy materials to all other shareholders.  These proxy materials are made available to shareholders in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. to be voted at the Annual Meeting of Shareholders to be held in the Atlantic Room of The Shores Resort & Spa, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118 at 9:00 a.m. (ET) on Wednesday, April 29, 2009, and at any postponement or adjournment thereof (the “Meeting”).  The close of business on February 20, 2009 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.  At the close of business on the record date, we had outstanding 141,567,929 shares of $.10 par value common stock, entitled to one vote per share.

As permitted by SEC rules, Brown & Brown, Inc. is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet.  On March 19, 2009, we mailed to our beneficial shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and how to vote online.  If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail (unless you request them, as described below).  Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report.  The Notice also instructs you on how you may vote online.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting.  If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified.  If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors.  The Board of Directors recommends a vote FOR the election of twelve (12) nominees as directors, and a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2009.  The Board of Directors knows of no other matters that may be brought before the Meeting.  However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If your shares are held in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee.  Under the rules of the New York Stock Exchange (the "NYSE"), your broker, bank or nominee is permitted to vote your shares on both proposals even if your broker, bank or nominee has not been given specific voting instructions as to this matter.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Secretary; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.  Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, American Stock Transfer & Trust Company, LLC, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.  A quorum is present when a majority in interest of all the common stock and outstanding is represented by shareholders present in person or by proxy.

If a broker, bank, custodian, nominee or other record holder of Brown & Brown common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will be counted as present and considered part of a quorum.  If, however, a shareholder is not present in person or represented by proxy at the Annual Meeting (referred to as "no-shows"), including by reason of a proxy not having been properly completed, the shares held by that shareholder will not be counted as present and will not be considered part of the quorum.

If a quorum is present, the twelve (12) nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number may be a plurality. More specifically, in determining whether Proposal 1 passes: a FOR vote will count in both the numerator and the denominator; a WITHHELD vote will count in the denominator but not in the numerator; broker non-votes will not count in either the numerator or the denominator; and no-shows will not count in either the numerator or the denominator.

If a quorum is present, for approval to ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2009, (1) the approval must receive the “FOR” vote of a majority of all votes cast on such proposal, and (2) the total number of votes cast on the proposal must represent more than fifty percent (50%) of all shares entitled to vote.  More specifically, for purposes of the first part of this assessment: a FOR vote will count in both the numerator and the denominator; an AGAINST vote will count in the denominator but not in the numerator; an ABSTAIN vote will count in the denominator but not in the numerator; broker non-votes will not count in either the numerator or the denominator; and no-shows will not count in either the numerator or the denominator.  For purposes of the second part of this assessment: a FOR vote will count in both the numerator and the denominator; an AGAINST vote will count in both the numerator and the denominator; an ABSTAIN vote will count in both the numerator and the denominator; broker non-votes will count in the denominator but not in the numerator; and no-shows will count in the denominator but not in the numerator.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.  Also, The Altman Group, Inc. may solicit proxies on our behalf at an approximate cost of $5,000, plus reasonable expenses.  Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet.  We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals.  We will pay all of the costs of solicitation of proxies.

Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 3101 West Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 1, 2009, information as to our common stock beneficially owned by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) all of our directors and executive officers as a group, and (4) any person whom we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)(3)(4)	PERCENT OF TOTAL
J. Hyatt Brown(5)	21,470,697	15.17%
Samuel P. Bell, III	23,280	*
Hugh M. Brown	8,780	*
J. Powell Brown	1,170,920	*
Bradley Currey, Jr.	297,480	*
Jim W. Henderson(6)	1,173,518	*
Theodore J. Hoepner	31,280	*
Toni Jennings	8,945	*
Wendell S. Reilly(7)	99,230	*
John R. Riedman	51,926	*
Jan E. Smith(8)	36,080	*
Chilton D. Varner(9)	20,370	*
Thomas E. Riley(10)	600,050	*
Cory T. Walker	337,354	*
All directors and executive
officers as a group (28 persons)	29,321,005	20.71%
Select Equity Group, Inc.(11)	7,626,099	5.39%
380 Lafayette St., 6th Floor
New York, NY 10007

_______________
*      Less than 1%.

(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)
Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission (“SEC”) rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(3)
The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of January 21, 2009: Mr. Walker – 27,364; Mr. Henderson – 250,000; Mr. Powell Brown - 13,694; Mr. Riley - 92,531; and all directors and officers as a group – 567,551. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted and as to which the first condition of vesting has been satisfied under our Performance Stock Plan ("PSP") as of March 1, 2009: Mr. Walker – 176,984; Mr. Henderson – 251,168; Mr. Powell Brown – 66,132; Mr. Riley – 248,888; and all directors and officers as a group – 2,096,670.  These PSP shares have voting and dividend rights due to satisfaction of the first condition of vesting, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

(4)
On April 21, 2000, the indicated number of options were granted to the following persons under the 2000 Incentive Stock Option Plan ("ISO Plan"): Mr. Walker – 0; Mr. Henderson - 478,232; Mr. Powell Brown – 80,000; Mr. Riley – 253,488; all directors and officers as a group - 2,016,176. Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of March 1, 2009: Mr. Walker – 0; Mr. Henderson - 0; Mr. Powell Brown - 59,320; Mr. Riley - 41,360; all directors and officers as a group – 132,680, and the underlying shares are therefore deemed to be beneficially owned.  On March 23, 2003, the indicated number of options were granted to the following persons under the ISO Plan:  Mr. Walker – 50,000; Mr. Henderson - 200,000; Mr. Powell Brown - 50,000; Mr. Riley - 180,762; all directors and officers as a group – 1,001,404.  Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of March 1, 2009: Mr. Walker – 0; Mr. Henderson – 6,336; Mr. Powell Brown – 0; Mr. Riley - 0; all directors and officers as a group – 184,434; the underlying shares are therefore deemed to be beneficially owned.   On February 27, 2008, the indicated number of options were granted to the following persons under the ISO Plan:  Mr. Walker – 100,000; Mr. Henderson – 200,000; Mr. Powell Brown – 175,000; Mr. Riley – 190,000; all directors and officers as a group – 1,395,000.  Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of March 1, 2009:  Mr. Walker – 0; Mr. Henderson – 0; Mr. Powell Brown – 0; Mr. Riley - 0; all directors and officers as a group –  0.

(5)
Of the shares benefically owned by Mr. Hyatt Brown, 21,436,328 are held of record by Ormond Riverside Limited Partnership, of which Swakopmund, Inc. is the General Partner that has voting and investment power over such shares.  Swakopmund, Inc. is 100% owned by the Swakopmund Trust of 2009, a revocable trust created by Mr. Hyatt Brown, who is the sole Trustee thereof and retains the sole voting and investment powers with respect to all the shares of Swakopmund, Inc. The balance, 34,369 shares, are beneficially owned jointly with Mr. Hyatt Brown’s spouse and these shares have shared voting and investment power.

(6)	Mr. Henderson’s ownership includes 829,005 shares held in joint tenancy with Mr. Henderson’s spouse, which shares have shared voting and investment power.
(7)	Mr. Reilly's 99,230 shares are pledged as security.

(8)
Mr. Smith’s ownership includes 12,800 shares owned by his spouse, as to which he disclaims beneficial ownership. Additionally, Mr. Smith’s ownership includes 10,000 shares that are pledged as security.

(9)	Ms. Varner's ownership includes 13,600 shares that are pledged as security for a line of credit with a financial institution.
(10)	Mr. Riley’s ownership includes 3,620 shares owned by his spouse, as to which he disclaims beneficial ownership.
(11)
According to a Schedule 13G jointly filed with the SEC on or around February 18, 2009, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening have sole investment and voting power with respect to these shares, and no shared voting or investment power as of December 31, 2008.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning our directors and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITION	AGE	YEAR FIRST BECAME A DIRECTOR
J. Hyatt Brown	Chairman of the Board and Chief Executive Officer	71	1993
Jim W. Henderson	Vice Chairman, Chief Operating Officer and Director	62	1993
Samuel P. Bell, III	Director	69	1993
Hugh M. Brown	Director	73	2004
J. Powell Brown	President and Director	41	2007
Bradley Currey, Jr.	Director	78	1995
Theodore J. Hoepner	Director	67	1994
Toni Jennings	Director	59	2007*
Wendell S. Reilly	Director	51	2007
John R. Riedman	Director	80	2001
Jan E. Smith	Director	69	1997
Chilton D. Varner	Director	66	2004
Kenneth D. Kirk	Regional President	48	―
Thomas E. Riley	Regional President	53	—
Linda S. Downs	Executive Vice President – Leadership Development	59	—
Sam R. Boone	Regional Executive Vice President	55	—
C. Roy Bridges	Regional Executive Vice President	59	—
Colin E. Lowe	Regional Executive Vice President	53	—
Charles H. Lydecker	Regional Executive Vice President	45	—
Kenneth R. Masters	Regional Executive Vice President	55	—
J. Scott Penny	Regional Executive Vice President	42	—
Michael J. Riordan	Regional Executive Vice President	60	—
Anthony T. Strianese	Regional Executive Vice President	47
Cory T. Walker	Senior Vice President, Treasurer and Chief Financial Officer	51	—
Robert W. Lloyd	Vice President and General Counsel	44
Laurel L. Grammig	Vice President, Secretary and Chief Corporate Counsel	50	—
Thomas M. Donegan, Jr.	Vice President, Chief Acquisitions Counsel and Assistant Secretary	38	—
Richard A. Freebourn, Sr.	Vice President	60	—

* Ms. Jennings previously served on our Board of Directors from 1999 until April 2003.

J. Hyatt Brown. Mr. Brown has been our Chief Executive Officer since 1993 and the Chairman of the Board of Directors since 1994.  Mr. Brown was our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of International Speedway Corporation, FPL Group, Inc., and Rock-Tenn Company, each a publicly-held company.  Until April 2008, he served on the Board of SunTrust Banks, Inc. ("SunTrust") and until December 2006, he served on the Board of BellSouth Corporation, each a publicly-held company.  Mr. Brown is currently a member of the Board of Insurance Services Office, as well as the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100.  Mr. Brown served as Chairman of the Council of Insurance Agents & Brokers in 2004-2005 and is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association.  One of Mr. Brown’s sons, J. Powell Brown, is employed by us as President and has served as a director since October 2007.

Jim W. Henderson.  Mr. Henderson was named Vice Chairman and Chief Operating Officer in January  2007.  Prior to that time, he had served as our President and Chief Operating Officer since 2002.  Mr. Henderson also serves as director and as president or in another executive officer capacity for several of our subsidiaries.  He was elected Executive Vice President in 1995, and served as our Senior Vice President from 1993 to 1995. He served as Senior Vice President of our predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989.  Mr. Henderson is Chairman of the Board of Trustees of Embry-Riddle Aeronautical University, and is a member of the Board of Directors of the School of Business Administration of Stetson University, the Council of Insurance Agents and Brokers, and the Florida Hurricane Catastrophe Fund.  He previously served as Co-Chairman of the Insurance Accounting and Systems Association’s Property & Casualty Committee, President of the Central Florida Chapter of Financial Executives International, and as a member of the Board of Directors of United Way of Volusia/Flagler Counties and the Ronald McDonald House.

Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002.  Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.  He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, President of the Florida Public Health Foundation and a member of the Board of Directors of the Florida Children’s Home Society.  Mr. Bell is a former member of the Florida Elections Commission, and past Chairman of the Florida Legislature’s Commission on Local Government II.

Hugh M. Brown.  Mr. Brown founded BAMSI, Inc., a full-service engineering and technical services company, in 1978 and served as its Chief Executive Officer until his retirement in 1998.  Mr. Brown currently serves as a member of the Advisory Board of Directors of SunTrust Bank of Orlando, the Florida Council of 100 and the Florida Council on Economic Education.  He is a past Chairman of the Federal Reserve Bank of Atlanta, and previously served on the Florida Commission on Education, and as Chairman of the Spaceport Florida Authority (now Florida Space Authority) Board of Supervisors.  Mr. Brown was named Small Business Person of the Year, 1985, by the U.S. Small Business Administration, and Regional Minority Small Business Person of the Year for the Atlanta region. In 1991, he received the U.S. Small Business Administration’s Graduate of the Year Award.  He is an inductee of the Junior Achievement Business Hall of Fame for East Central Florida and recipient of the Ernst & Young Entrepreneur of the Year - Services Category - in 1993 for the State of Florida.

J. Powell Brown.  Mr. Brown was named President in January 2007 and was appointed to be a director in October 2007. Prior to that time, he had served as one of our Regional Executive Vice Presidents since 2002. Mr. Brown was previously responsible for overseeing certain of our wholesale brokerage operations as well as the public entity business of certain of our subsidiaries located in Florida, Georgia, Illinois, Indiana, New Jersey, North Carolina, Oklahoma, Pennsylvania, Texas, Virginia and Washington, and was also responsible for our Service Division operations and for Florida Intracoastal Underwriters, a subsidiary that administers a specialty program offering insurance coverage for Florida condominium properties. From 1998 to 2003, Mr. Brown served as profit center leader of our Orlando, Florida retail office. Prior to that, Mr. Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998.  Mr. Brown serves on the Board of Directors of the SunTrust Bank/Central Florida, and previously served as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida, and the Bolles School Board of Visitors.  He also serves on the Board of Directors of the Boggy Creek Gang Camp.  Mr. Brown is the son of our Chairman and Chief Executive Officer, J. Hyatt Brown.

Bradley Currey, Jr.  Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a publicly-held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of Rock-Tenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly-traded company, and a member of the Board of Directors of Fresh Frozen Foods, Inc.  Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia.  He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Metro Atlanta Chamber of Commerce.

Theodore J. Hoepner. Mr. Hoepner served as Vice Chairman of SunTrust Bank Holding Company from January 1, 2005 until June 30, 2005, when he retired.  From January 2000 to December 2004 he served as Vice Chairman of SunTrust. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.  In 2005, Mr. Hoepner was appointed by the Governor of Florida and approved by the Florida Senate as Chairman of the Florida Prepaid College Board.  He is a past Chairman of the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.

Toni Jennings.  Ms. Jennings serves as Chairman of the Board of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando Florida, and Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida.  From 2003 through 2006, Ms. Jennings served as Lieutenant Governor of the State of Florida.  She was the President of Jack Jennings & Sons, Inc. and Secretary and Treasurer of Jennings & Jennings, Inc. from 1982 to 2003.  Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of FPL Group, Inc. a publicly-held company, SunTrust Bank/Central Florida and The Nemours Foundation, and she is past Chair of the Board of the Florida Chamber of Commerce.  She previously served as the Chair of Workforce Florida, Incorporated, and as a Director with the Salvation Army Advisory Board, the University of Central Florida Foundation, Enterprise Florida, and the Florida Partnership for School Readiness.  She is also a member of the Board of Trustees of Rollins College.

Wendell S. Reilly. Mr. Reilly is the Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private company.  He recently joined Peachtree Equity Partners II as a General Partner.  Previously, he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local television  stations.  Earlier, he was the Chief Financial Officer of The Lamar Corporation and Haas Publishing Companies. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company and The Wesley Woods Center. He is also on the Board of Trustees of Emory University and The Paideia School in Atlanta. Mr. Reilly is a graduate of Emory College and earned his MBA in Finance from Vanderbilt University.

John R. Riedman. Mr. Riedman has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. From January 2001 through July 2002, he was employed as Vice Chairman of Brown & Brown of New York, Inc., one of our subsidiaries. Mr. Riedman is a Trustee and the Chairman of the Finance Committee of ViaHealth, a Rochester-based healthcare services network.  He serves as President of 657 Corporation (a subsidiary of Rochester Museum & Science Center) and is a past Chairman of the Board of the Rochester Museum & Science Center.  He also serves as President of the Monroe County Sheriff’s Foundation. He serves on the Board of Directors of High Falls Brewing Company, LLC and previously served as a Director of the New York State Thruway Authority and the New York State Canal Corporation. Mr. Riedman served as a Director and Chairman of the Audit Committee of Fleet Financial Group, a publicly-held company, from 1988 to 1999, and as a board member of Genesee Hospital, serving as Chairman of its Finance and Building Committees.  He served as a member of the Public Affairs Committee of the United States Chamber of Commerce and as a Delegate to the White House Conference on Small Business, and is a former member of the Federal Personnel Interchange Commission, the National Flood Insurance Advisory Committee, and the Monroe County Airport Advisory Committee, of which he is a past Chairman.

Jan E. Smith.  Mr. Smith has served as President of Jan Smith and Company, a commercial real estate and business investment firm in Bradenton, Florida, since 1978.  Mr. Smith is also Manager of Sandpile, LLC, the managing partner of PMG Real Estate Investors, LLP.  Mr. Smith serves on the Board of Directors of Gateway Bank of Southwest Florida, and the Board of Governors of the Florida Chamber of Commerce, and is also the Chairman Emeritus of the Campus Board of the University of South Florida’s Sarasota/Manatee Campus, and a member of the University of South Florida Board of Trustees and The Florida Council of 100.  Mr. Smith is a past member of the Board of Directors of GTE of Florida, Inc., a publicly-held company, SunTrust Bank/Gulf Coast, the Advisory Council of the Federal Reserve Bank of Atlanta, the Board of Directors of the United States Chamber of Commerce, the Board of The National Chamber Litigation Center, the National Advisory Council of the U.S. Small Business Administration, the Board of Directors of the Florida Chamber of Commerce Management, Inc., the Florida Education Governance Reorganization Transition Task Force, the Florida Council on Economic Education, and past Managing General Partner of Ramblers Rest Resort, Ltd.  He is past Chairman of the Board of Trustees of Manatee Community College and the Manatee County Chamber of Commerce, and is an inductee to the Tampa Bay Business Hall of Fame.

Chilton D. Varner.  Ms. Varner has been a partner of the law firm of King & Spalding in Atlanta, Georgia since 1976. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 25 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. The author of many books and articles on areas of interest in her practice, she has also served as a member of the faculty of the Trial Academy of the International Association of Defense Counsel and regularly presents at bar association meetings around the country. She has been a Trustee of Emory University since 1995 and also serves on the Board of the Atlanta Symphony Orchestra.  She served on the Board of Wesley Woods Geriatric Center from 1996-2007.

Kenneth D. Kirk. Mr. Kirk was named Regional President in January 2007.  Prior to that time, he had served as one of our Regional Executive Vice Presidents since 2001.  He currently serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Kirk oversees retail and brokerage profit center operations of certain of our subsidiaries in Arizona, California, Colorado, Florida, Nevada, New Mexico and Oregon. Prior to undertaking his current duties, Mr. Kirk served as profit center leader of the Phoenix, Arizona retail office of Brown & Brown Insurance of Arizona, Inc., one of our subsidiaries, from 1995 to 2000.

Thomas E. Riley.  Mr. Riley has been a Regional President since January 2005.  He served as one of our Regional Executive Vice Presidents from 2001 to 2005 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. From 1999 until January 2009, Mr. Riley oversaw certain of our profit centers in southeastern Florida, and he is currently responsible for the oversight of offices of certain of our subsidiaries in New Jersey, New York and Pennsylvania.  Prior to undertaking his current duties, Mr. Riley served as profit center leader of our Fort Lauderdale, Florida retail office from 1992 to 2001, and as Chief Financial Officer of our predecessor corporation from 1990-91.  He is a member of various regional and national insurance carriers’ advisory councils as well as the American Institute of Certified Public Accountants, and the Florida Institute of Certified Public Accountants.

Linda S. Downs. Ms. Downs was promoted to Executive Vice President for Leadership Development in January 2006.  Prior to that time, she had served as one of our Regional Executive Vice Presidents since 2001.  She currently serves as director and as president or in another executive officer capacity for several of our subsidiaries.  Ms. Downs also oversees our National Professional Programs and National Commercial Programs based in Tampa, Florida, Parcel Insurance Plan®, based in St. Louis, Missouri, Halcyon Underwriters in Maitland, Florida and retail operations in Delaware and South Carolina.  Additionally, Ms. Downs is responsible for the Company’s Leadership Development Department.  Prior to undertaking her current duties, she founded and served as profit center leader of our Orlando, Florida retail office from 1980 to 1998.  Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board and the Downtown (Orlando) Women’s Executive Council.

Sam R. Boone, Jr.  Mr. Boone has been one of our Regional Executive Vice Presidents since January 2009 and serves as director and as president or in another executive officer capactiy for several of our subsidiaries. Mr. Boone is responsible for the Company's Service Division and Public Entity operations in Lake Mary, Florida; Florham Park, New Jersey; Kokomo, Indiana; Ephrata, Washington; and Lombard, Illinois.  From 1992 to 2008, Mr. Boone was the profit center leader of United Self Insured Services ("USIS").  Mr. Boone joined Brown & Brown in 1987, moving to the USIS office in 1990.  Mr. Boone holds a bachelor's degree in accounting from the University of Maryland.

C. Roy Bridges. Mr. Bridges has been one of our Regional Executive Vice Presidents since 2001 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1998, Mr. Bridges has overseen certain of our retail profit center operations in the west coast of Florida, as well as retail and brokerage profit centers of certain of our subsidiaries in Arkansas, Louisiana, Oklahoma, Tennessee and Texas. Prior to undertaking his current duties, Mr. Bridges served as profit center leader of our Tampa, Florida retail office from 1998 to 2001, and as profit center leader of our Fort Myers, Florida retail office from 1993 to 1998. He was previously the profit center leader of our Brooksville, Florida retail office.  He served as 2002 Chairman of the CNA Florida Pacer program, and is a past Board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

Colin E. Lowe.  Mr. Lowe has been one of our Regional Executive Vice Presidents since January 2009 and serves as director and as president or in another executive officer capacity for several of our subsidiaries.  Mr. Lowe is responsible for the Company’s retail operations in Ft. Lauderdale, Miami Lakes and West Palm Beach Florida; Glassboro, Blackwood and Mount Laurel, New Jersey; and Garden City, New York.  From 2001 to 2008, Mr. Lowe served as the Profit Center Leader of the Ft. Lauderdale office of Brown & Brown of Florida, Inc.  Mr. Lowe joined Brown & Brown in 1995 as a sales manager in the Ft. Lauderdale office. Mr. Lowe has 31 years of experience in the insurance industry and is a graduate of the University of Miami.

Charles H. Lydecker.  Mr. Lydecker has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries.  Mr. Lydecker oversees retail profit center operations of certain of our subsidiaries in Arizona, central and northern Florida, Georgia, Texas, Virginia and New York.  From January 1999 until 2003, and commencing again in 2004 until 2006, Mr. Lydecker served as profit center leader in Daytona Beach, Florida.  Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and as Sales Manager of our Daytona Beach, Florida retail office from 1995 to 1999.  Mr. Lydecker was recently appointed Chairman of The Florida Birth Related Neurological Injury Compensation Association (NICA), and he serves as Vice Chairman of the Florida Ethics Commission, a Director of Gateway Banks of Florida and Stonewood Holdings, LLC (a Florida-based restaurant chain), and Vice-Chairman of the Florida Self-Insurers Guaranty Association.  He is also a member of the Board of Trustees of American University in Washington, D.C.  Mr. Lydecker is a Director of Associated Industries of Florida, and is a past Director and past Chairman of Futures Public Education Foundation, the United Way of Volusia/Flagler (FL) Counties, and Boy Scouts of America in Daytona Beach.  He has twice served as Chairman of the Daytona Beach/Halifax Area Chamber of Commerce.  Mr. Lydecker is also past Chairman of the Florida Housing Finance Corporation and a past President of the Volusia/Flagler Chapter of the Florida Association of Independent Agents.

Kenneth R. Masters.  Mr. Masters was elected a Regional Executive Vice President in January 2007, serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Masters has been responsible for the acquisition and oversight of other Program Division entities based in Indiana, Kansas, Michigan, New Jersey, Oklahoma and Pennsylvania.  He has served as Chief Executive Officer of the CalSurance division of Brown & Brown of California, Inc., one of our subsidiaries, since our acquisition of the operations of Cal-Surance Associates, Inc. in 2002.  From 1999 until 2002, he served as President of Cal-Surance Associates, Inc.

J. Scott Penny.  Mr. Penny has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Penny oversees retail profit center operations of certain of our subsidiaries in Connecticut, Illinois, Indiana, Kentucky, Massachusetts, Michigan, Minnesota, New Hampshire, New York, Ohio, Washington and Wisconsin.  From 1999 until January 2003, Mr. Penny served as profit center leader of the Indianapolis, Indiana retail office of Brown & Brown of Indiana, Inc., one of our subsidiaries.  Prior to that, Mr. Penny served as profit center leader of our Jacksonville, Florida retail office from 1997 to 1999.  From 1989 to 1997, Mr. Penny was employed as an account executive and marketing representative in our Daytona Beach, Florida office.

Michael J. Riordan.   Mr. Riordan was elected a Regional Executive Vice President in April 2008 and serves as director and as president or in another executive officer capacity for several of our subsidiaries.  Mr. Riordan is responsible for Hull & Company, Inc. and several other Brown & Brown wholesale managing general agency operations, including Graham Rogers, Inc., Braishfield Associates, Inc. and Combined Group Insurance Services, Inc.  Mr. Riordan is a graduate of Florida State University and has been employed at Hull & Company for 27 years.  He was named President of Hull & Company, Inc. in 2007.  He is past President of the Florida Surplus Lines Association and Past Chairman of Board of Governors of the Florida Surplus Lines Service Office.

Anthony T. Strianese.  Mr. Strianese was elected a Regional Executive Vice President in July 2007, and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Strianese is responsible for Peachtree Special Risk Brokers LLC and for certain of our other transactional wholesale brokerage operations, including ECC Insurance Brokers, MacDuff Underwriters, International E&S Insurance Brokers and Decus Insurance Brokers Limited, which commenced operations on March 1, 2008 in London, England.  Additionally, Mr. Strianese is responsible for certain of our public entity operations located in Georgia, Texas and Virginia. Mr. Strianese, who is a graduate of the College of Insurance in New York, came to Brown & Brown in January of 2000 when he formed Peachtree Special Risk Brokers. Prior to joining us, he held leadership positions with The Home Insurance Company and Tri-City Brokers in New York City.

Cory T. Walker. Mr. Walker was named Senior Vice President, Treasurer and Chief Financial Officer in April 2004.  Prior to that time, he had served as our Vice President, Treasurer and Chief Financial Officer since 2000.  Mr. Walker also serves as an executive officer for a number of our subsidiaries. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. From 1995 to 2000, Mr. Walker served as profit center leader of the Oakland, California office of Brown & Brown of California, Inc., one of our subsidiaries. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

Robert W. Lloyd.   On January 1, 2009, Mr. Lloyd was named Vice President and General Counsel.  Prior to that time, Mr. Lloyd had served as Vice President and Chief Litigation Officer since October 2006 and as Assistant General Counsel since 2001.   Prior to that, he worked as Sales Manager and Marketing Manager, respectively, in our Daytona Beach, Florida retail office.  Before joining us, Mr. Lloyd practiced law with the law firm of Cobb & Cole, P.A. in Daytona Beach, Florida.

Laurel L. Grammig. Ms. Grammig has been our Vice President and Secretary since 1994, and until January 1, 2009, she served as our General Counsel.  Effective that date, she was named Chief Corporate Counsel.  Ms. Grammig serves as an executive officer for a number of our subsidiaries. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

Thomas M. Donegan, Jr.  Mr. Donegan was named Vice President, Chief Acquisitions Counsel and Assistant Secretary in January 2008.  Prior to that time, he had been our Vice President, Assistant Secretary and Assistant General Counsel since 2000.  Mr. Donegan serves as an executive officer for a number of our subsidiaries. Before joining us, he practiced law with the law firm of Smith, Gambrell & Russell, LLP in Atlanta, Georgia.

Richard A. Freebourn, Sr.  Mr. Freebourn has served as Vice President - Mergers & Acquisitions since 2008.  Prior to that time, he had been our Vice President of Internal Operations since January of 2004. Mr. Freebourn had been our Director of Internal Operations since 2002.  From 2000 until 2002, he served as our Director of Internal Audit, and from 1998 until 2000, he served as Vice President and Operations Manager of Brown & Brown of Indiana, Inc., one of our subsidiaries.  Mr. Freebourn has been employed by us since 1984.

Board and Board Committee Matters

During 2008, our Board of Directors held four regular meetings, one in-person special meeting and four telephonic special meetings.  Each incumbent director serving during 2008 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which such director is a member.  The Board expects, but does not require, all directors and director nominees to attend the Annual Shareholders’ Meeting.  All members of the Board attended the 2008 Annual Shareholders’ Meeting.  The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board.  The executive sessions are presided over by the Chairman of the Nominating/Corporate Governance Committee, and Lead Director Bradley Currey, Jr.  All of the members of the Board attended an accredited director education program in October 2008.

The NYSE has adopted listing standards relating to director independence.  In addition to requiring that directors satisfy certain “bright line” criteria in order to be deemed “independent,” as that term is defined in the NYSE listing standards, the NYSE listing standards permit the Board to adopt categorical standards to assist it in affirmatively determining that the Company’s directors have no material relationship with the Company that would impair such directors’ independence.  The Board has adopted such categorical standards to assist it in determining director independence, and the standards adopted conform to or are more exacting than the independence requirements contained in the NYSE listing standards.  As required by the NYSE listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof, based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance and the Company’s Corporate Governance Principles, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion:

●	The director is or has been, within the past three years, employed by the Company, or an immediate family member is an executive officer of the Company;
●
The director receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●	An immediate family member of the director is employed by the Company and receives more than $100,000 per year in direct compensation from the Company;
●
The director is or has been, within the past three years, affiliated with or employed by the Company’s independent auditor, or an immediate family member is or has been, within the past three years, affiliated with or employed in a professional capacity by the Company’s independent auditor;

●
A Company executive is or has been, within the past three years, on the compensation committee of the Board of Directors of a company which employs a Company director, or an immediate family member of that Company director, as an executive officer;

●
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company, and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year, are more than the greater of two percent (2%) of the annual revenues of that company or $1 million;

●
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company for borrowed money, or to which the Company is indebted for borrowed money, and the total amount of either of such companies’ indebtedness to the other at the end of the last completed fiscal year is more than two percent (2%) of the other company’s total consolidated assets; or

●
The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are more than two percent (2%) of that organization’s total annual charitable receipts during its last completed fiscal year.

The Board has applied the foregoing standards and considerations to each current member of the Board and to such Board members’ immediate family members, and has affirmatively determined that the following eight of the 12 current directors have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III; Hugh M. Brown; Bradley Currey, Jr.; Theodore J. Hoepner; Toni Jennings; Wendell S. Reilly; Jan E. Smith; and Chilton D. Varner.   In the case of Mr. Bell, the Board’s determination that the Company’s relationship with the law firm of which Mr. Bell is a shareholder is not material was based on the fact that the total amount of fees paid to that firm by the Company and its subsidiaries in 2008 was significantly less than one percent (1%) of either entity’s total revenues.  In each case, the Board also considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, we and our subsidiaries may provide services in our capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Secretary. The current members of the Audit Committee are Hugh M. Brown (Chair),  Bradley Currey, Jr., Toni Jennings and Wendell S. Reilly, each of whom is independent as defined within the NYSE listing standards.  The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with our independent certified public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.  The Audit Committee held four regular meetings and one special meeting during 2008, and includes at least one audit committee financial expert, Bradley Currey, Jr., among its members.

The Compensation Committee currently consists of Chilton D. Varner (Chair), Theodore J. Hoepner, Toni Jennings, and Jan E. Smith, each of whom is independent as defined in the listing standards for the NYSE.  The Compensation Committee sets the base salary levels and bonuses for our Chief Executive Officer, and determines the salary levels and bonuses for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Board Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”  The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our PSP, and our ISO Plan.  The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate.  The Compensation Committee held four regular meetings and two special meetings in 2008.

The Nominating/Corporate Governance Committee currently consists of Bradley Currey, Jr. (Chair),  Hugh M. Brown, Wendell S. Reilly and Chilton D. Varner, each of whom is independent as defined in the listing standards for the NYSE.   This Committee’s duties include duties associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Shareholders’ Meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.  The Nominating/Corporate Governance Committee held four regular meetings in 2008.

The Nominating/Corporate Governance Committee will consider nominations of persons for election as directors that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals.  See “Proposals of Shareholders.”  Such proposals must contain all information with respect to such proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described below, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.  The Nominating/Corporate Governance Committee has not established “minimum qualifications” for director nominees, because it is the view of the Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.  The Nominating/Corporate Governance Committee will consider proposed candidates identified by non-management directors, the Chief Executive Officer and other executive officers, and shareholders, and will evaluate such candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background,  professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, committee meetings and periodic Board “retreats” and director education programs.

The Nominating/Corporate Governance Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which Board members are or have previously been involved and through which they have become acquainted with qualified candidates.  The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

The Nominating/Corporate Governance Committee has nominated those persons named in “Proposal 1 - Election of Directors” below to stand for election to the Board of Directors at the 2009 Annual Shareholders’ Meeting.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers, the full text of each of which can be found in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com), and each of which is available in print to any shareholder who requests a copy from our Secretary.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, or with non-management directors as a group or with the Lead Director of the non-management directors, Bradley Currey, Jr., by sending correspondence to our Secretary at 3101 West Martin Luther King, Jr. Boulevard, Suite 400, Tampa, Florida 33607, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees.  Communications will be relayed to Directors no later than the next regularly scheduled quarterly meeting of the Board and Board committees.

Compensation of Directors

During 2008, directors who are not employees of ours were paid $12,000 for attendance at each regular quarterly Board meeting attended in person, $2,000 for attendance at the annual Board “retreat” and for attendance at the Director Education Program sponsored by the Company, $1,500 for attendance at each special Board meeting and $1,500 for each committee meeting attended if such meeting occurred other than in conjunction with regularly scheduled quarterly Board meetings. Directors who are members of a special committee of the Board received a fee of $2,500 for special committee meetings attended in person, and $1,500 for special committee meetings attended by phone in 2008. In addition, the Chairman of the Audit Committee is paid $4,000 in January of each year for services associated with that office.  Each director who is not an employee of ours also receives in January of each year $32,000 worth of shares of our common stock, valued as of the close of business on the last business day before the regular January meeting of the Compensation Committee, as additional compensation for such director’s services.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is an employee of ours receives separate compensation for services rendered as a director.

The following table sets forth cash and other compensation earned by directors who are not Named Executive Officers during 2008:

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Samuel P. Bell, III	60,500	31,992	–	92,492
Hugh M. Brown	64,500	31,992	–	96,492
Bradley Currey, Jr.	59,000	31,992	–	90,992
Theodore J. Hoepner	60,500	31,992	–	92,492
David Hughes(1)	27,500	31,992	–	59,492
Toni Jennings	62,000	31,992	–	93,992
Wendell S. Reilly	60,500	31,992	–	92,492
John R. Riedman	59,000	31,992	–	90,992
Jan E. Smith	63,500	31,992	–	95,492
Chilton D. Varner	60,500	31,992	–	92,492

(1)	Mr. Hughes did not seek election to the Board in April 2008 and therefore ceased being a director at that time.

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions.  “Related Party Transactions” are transactions in which the Company is a participant, the amount involved exceeds $120,000 when all such transactions are aggregated with respect to an individual, and a “related party” had, has or will have a direct or indirect material interest.  “Related parties” are our directors (including any nominees for election as directors), our executive officers, any shareholder who beneficially owns more than five percent (5%) of our outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of ten percent (10%) or more.  Under the Related Party Transactions Policy (the “Policy”), our General Counsel (or our Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy.  If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval or ratification.  If, however, the General Counsel determines that it is not practical to wait until the next meeting of the Nominating/Corporate Governance Committee, the Chair of the Nominating/Corporate Governance Committee shall have the authority to act on behalf of the Nominating/Corporate Governance Committee on whether to approve or ratify a Related Party Transaction (unless the Chair of the Nominating/Corporate Governance Committee is a Related Party in the Related Party Transaction).  In determining whether to approve a Related Party Transaction, the Nominating/Corporate Governance Committee (or, as applicable, the Chair of the Nominating/Corporate Governance Committee) will consider, among other things, the benefits of the transaction to the Company, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally.  The Nominating/Corporate Governance Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate from time to time.

The Related Party Transactions Policy (the "Policy") was established following our 2007 fiscal year, and therefore, the transactions discussed below that were effective prior to establishment of the Policy were not subject to review, approval or ratification under the Policy.

Certain Relationships and Related Transactions

John R. Riedman, one of our directors, is Chairman of, and holds an equity interest of greater than ten percent (10%) in, Riedman Corporation, the landlord under a lease agreement with one of our subsidiaries, as tenant, with respect to office space in Rochester, New York. The lease provides for payment of annual rent of $255,000 for the first three years of a five-year lease term that commenced January 1, 2006, and three percent (3.0%) of the total revenues of the Rochester office for the remaining two years of the term.

P. Barrett Brown, who is the son of J. Hyatt Brown, is employed by Brown & Brown of Florida, Inc. and received compensation of $243,997 for services rendered to that subsidiary in 2008.  Carrie Brown, who is married to P. Barrett Brown, is employed by us as Associate Counsel and received compensation of $164,278 for services rendered in 2008.

Brian Henderson, who is the son of Jim W. Henderson, is employed by Peachtree Special Risk Brokers, LLC, one of our subsidiaries, as a vice president and profit center leader in Boca Raton, Florida and received compensation of $301,624 for services rendered to that subsidiary in 2008.

Joanne B. Penny, who is the mother of J. Scott Penny, is employed by us as a producer in our Daytona Beach, Florida retail office and received compensation of $136,977 for services rendered in 2008.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, Sr., is employed by us as profit center leader in the Virginia Beach office of Brown & Brown Insurance Agency of Virginia, Inc., one of our subsidiaries, and received compensation of $211,598 for services rendered in 2008.  In March 2008, a subsidiary of ours purchased Mr. Freebourn, Jr.’s Orlando, Florida-area home, which had an appraised value as of September 2007 of $315,000, for $299,680 in connection with Mr. Freebourn, Jr.’s relocation to Virginia to assume responsibilities in connection with his promotion to the position of Profit Center Leader in Virginia Beach, and subsequently sold that home for $245,530, a difference of $54,150.

Mark Lowe, who is the brother of Colin E. Lowe, is employed as a Marketing Manager in the Fort Lauderdale, Florida office of Brown & Brown of Florida, Inc., one of our subsidiaries, and received compensation of $211,309 for services rendered in 2008.  Phil Masi, who is the son-in-law of Colin E. Lowe, is employed as a producer in the Orlando, Florida office of Brown & Brown of Florida, Inc. and received compensation of $243,347 for services rendered in 2008.

J. Hyatt Brown served as a director of SunTrust until April 2008.  J. Powell Brown is a member of the Board of the SunTrust Bank/Central Florida, and Hugh M. Brown is a director of SunTrust Bank of Orlando.  We have a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million).  SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions we have made.  We expect to continue to use SunTrust during 2009 for a substantial portion of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust, and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust.

For additional information concerning transactions with related persons, see “Executive Compensation - Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than ten percent (10%) of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no SEC Form 5s were required to be filed by those persons, we believe that during 2008, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Our overall compensation philosophy is as follows:

●	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;
●	Reinforce strategic performance objectives through the use of incentive compensation programs; and
●	Create a mutuality of interest between the executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making.

Our compensation system is designed to reward results as manifested in increases in net income, pre-tax earnings, and our stock price.  We seek to provide an executive compensation package that is driven by our overall financial performance, the increase in shareholder value, the success of the business units directly impacted by the executive’s performance, and the performance of the individual executive.

We provide a combination of pay elements with the goal of aligning executive incentives with shareholder value. Our executive compensation program includes both short and long-term compensation, with an emphasis on compensation that is tied to corporate and stock price performance. In the case of both the ISO Plan and our PSP, stock price appreciation is fundamental in realizing a compensation benefit. By emphasizing longer performance measurement periods by using long-term incentives, we align our executives’ interests with our shareholders’ interests and create an effective retention measure.

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers in 2008 (collectively, the “Named Executive Officers”). Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Base Compensation. Base salaries are designed to provide competitive levels of compensation to our executives based on scopes of responsibility and duties. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. Salary levels for the Named Executive Officers other than the Chief Executive Officer are recommended by the Chief Executive Officer or, in the case of Mr. Powell Brown, by the Vice Chairman and Chief Operating Officer, and reviewed by the Compensation Committee during the first quarter based upon the qualitative performance of each officer during the previous year.  Each of the Named Executive Officers other than the Chief Executive Officer reports to the Chief Executive Officer, except for Mr. Powell Brown, who reports to Mr. Jim Henderson, the Vice Chairman and Chief Operating Officer. If an officer has had no change in duties, the percentage of annual salary increases for such officer has generally been expected to be approximately 3-5% of the officer’s base salary, with larger increases merited by exceptional performance or an increase in the officer’s responsibilities.  In 2008, the result of application of these precepts was that the Compensation Committee, after consideration and review, accepted the recommendation of the Chief Executive Officer that annual salary increases of three and one-half percent (3.5%) be approved for the Named Executive Officers other than Mr. Powell Brown, who reports to the Vice Chairman and Chief Operating Officer.  In the case of Mr. Powell Brown, a salary increase of 25% for 2008 was recommended by the Vice Chairman and Chief Operating Officer due to the increase in Mr. Powell Brown’s responsibilities corresponding to his service as President of the Company, and was approved by the Compensation Committee.  For information concerning compensation determinations for the Chief Executive Officer, please refer to the paragraph captioned “CEO Compensation,” below.

Annual Bonuses. The bonuses for the Named Executive Officers other than the Chief Executive Officer are recommended by the Chief Executive Officer or, in the case of Mr. Powell Brown, by the Vice Chairman and Chief Operating Officer, and reviewed by the Compensation Committee.  With respect to bonuses for 2008, after consideration, discussion and review, the Compensation Committee accepted the recommendations of the Chief Executive Officer (and in the case of Mr. Powell Brown, the recommendation of the Vice Chairman and Chief Operating Officer) with respect to the bonuses for the Named Executive Officers other than the Chief Executive Officer without modification. The bonuses are based primarily on objective criteria, such as the earnings growth of the Company as a whole and/or the performance of the offices for which each such executive officer is responsible.  With respect to the Named Executive Officers other than Mr. Riley, the bonuses for 2008, as in past years, were initially calculated based on the following formula: ninety percent (90%) of the bonus in the previous year multiplied by the percentage change in earnings per share in the most recently completed fiscal year, which in 2008 was negative thirteen and three-tenths percent (13.3%).   The resulting figure is subject to adjustment based upon a subjective analysis of the officer’s duties and performance, in the discretion of the Compensation Committee.  For 2008, in the case of Mr. Walker, based on his performance in 2008, such an adjustment was made in the form of a $214,828 increase in the bonus that would otherwise have been payable to him.  In the case of Mr. Riley, the formula described above was applied and the product was multiplied by fifty percent (50%) to determine one-half of the bonus to be paid to him; the balance of his bonus was calculated by adding one-half of 90% of the bonus in the previous year to the number representing $10,000 for each one percent (1%) increase in the aggregate operating profit of the business units that comprise his region, subject to a maximum of $250,000, which was applied in his case. As a result, due to the growth in regional operating profit in the region for which he is responsible, Mr. Riley’s bonus was higher than it would have been had it been determined solely on the basis of the application of the formula described above. For information concerning compensation determinations for the Chief Executive Officer, please refer to the paragraph captioned “CEO Compensation,” below.

Long-Term Compensation: Performance Stock Plan and 2000 Incentive Stock Option Plan. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision-making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are presently delivered to the Named Executive Officers other than the Chief Executive Officer through the PSP and our ISO Plan. The Compensation Committee administers both our PSP and our ISO Plan, and may grant shares of performance stock under the PSP and/or stock options under the ISO Plan to key employees based upon salary levels, sales production levels and performance evaluations. Grants of stock pursuant to the PSP and grants of options pursuant to the ISO Plan have in past years been made to each of the Named Executive Officers other than J. Hyatt Brown, the Chairman and Chief Executive Officer of the Company, who is not a participant in either the PSP or the ISO Plan.

As described below, we made grants in February 2008 to the Named Executive Officers other than the Chief Executive Officer under both the PSP and the ISO Plan.

Grants of stock under our PSP are intended to provide an incentive for key employees to achieve our long-range performance goals by providing incentives to remain with us for a long period after the grant date and by tying the vesting of the grant to appreciation of our stock price. All of the Named Executive Officers other than the Chief Executive Officer have received PSP grants that include two conditions of vesting: first, the grants “tranche” in increments of twenty percent (20%) each time that the 20-day trading average of our stock price increases by 20% in the five years following the date of the grant. Thus, in the event that the stock price doubles, or increases by 100%, within five years following the date of grant, the first condition of vesting is met with respect to the entire amount of the grant.  Alternatively, if the stock price does not increase by twenty percent (20%) within five (5) years following the date of grant, the first condition of vesting would not be met with respect to any portion of the grant. Once the first condition of vesting is met with respect to any portion of shares granted under this Plan, the grantee is entitled to receive dividends and to vote that portion of the shares. The Named Executive Officers other than the Chief Executive Officer initially received grants under the PSP in 1996, and thereafter in 1998, 2001, 2003 and 2008, in each instance after the first condition of vesting had been met, or forfeiture had occured, with respect to all previous grants under this Plan. Grant amounts were determined based upon the nature and extent of job duties. Additionally, Mr. Walker received PSP grants in 1997 and 2000, respectively, based upon expansions of his job responsibilities. The second condition of vesting for all of the Named Executive Officers who have received PSP grants is continued employment with us for a period of fifteen (15) years following the date of grant or, if earlier, until the attainment of age 64, or disability or death. None of the grants made to the Named Executive Officers has met the second condition of vesting. If and when such condition is met, the vested shares will be delivered, and the market value of such shares as of the vesting date will be taxed as ordinary income to the recipients.

In January 2008, the Board approved, upon the recommendation of the Compensation Committee, an amendment to the PSP's vesting provisions relating to vesting of shares that have met the first condition of vesting (the result of stock price increases) upon attainment of age 64.  The effect of such amendment is that for PSP grants made after January 2008, participants attaining age 64 receive a pro rata portion (based on the number of years that have passed since the date of the grant, divided by 15) of grants or portions of grants that have met the first condition of vesting.  Thereafter, such participants receive an additional 1/15 of such grants or portions of grants each year through the fifteenth year from the date of the grant, so long as they continue to be employed by the Company.

Grants of qualified and non-qualified stock options under our ISO Plan are intended to provide an incentive for key employees to achieve our short- to medium-range performance goals. In 2000, such grants were made to the Named Executive Officers other than the Chief Executive Officer and the Chief Financial Officer, and in 2003, when it was apparent that all grants made in 2000 had vested on an accelerated basis due to the satisfaction of the performance standard described below, grants were made to all of the Named Executive Officers other than the Chief Executive Officer. Additional grants were made to the Named Executive Officers other than the Chief Executive Officer in 2008, after the expiration of the period in which acceleration of the vesting of the 2003 ISO Plan grants could occur.  The amounts of the grants made in 2000 and 2003 were generally based on operating profit of the offices for which each of the Named Executive Officers receiving such grants was responsible. In each instance (other than the 2003 grant to the Chief Financial Officer), there was potential for acceleration of the vesting of these option grants based on the achievement of compound annual growth in pre-tax earnings in excess of fifteen percent (15%) in the grantee’s region over the three-year period following the end of the specified “base year.” The granted options either (a) vested as this performance standard was achieved (that is, vesting was accelerated and occurred, in whole or in part, as the case may be, based on the extent to which pre-tax earnings grew in the referenced three-year period) or, (b) in the event or to the extent that the performance standard was not achieved, will vest on the day prior to the ten (10)-year anniversary date of the grant, whichever is earlier. Additionally, in some instances, at the election of the grantee, the exercise dates of limited portions of the grants were established to maximize the extent to which the options are tax-qualified rather than non-qualified. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee’s agreement with us. The grantee may not sell or transfer any granted stock options.

In February 2008, grants were made to the Named Executive Officers other than the Chief Executive Officer under the PSP and the ISO Plan.  In the case of the grants made under the PSP, additional grants to many key employees, including the Named Executive Officers other than the Chief Executive Officer, had been contemplated and discussed in regular meetings of the Committee throughout 2007.  This was because the Committee was aware that as of January 2008, either the first condition of vesting would be met or forfeiture would occur with respect to the last PSP grants made to these persons in 2003. The Committee had previously agreed that the first quarter of 2008 would therefore be the appropriate time to consider additional PSP grants on a broad scale to participants who last received PSP grants in 2003.  Senior leadership of the Company conducted an extensive and detailed review of these participants in January and February 2008 to determine, in each instance, whether or not a new grant was warranted, and if so, at what level.  As part of this process, the Chief Executive Officer or, in the case of Mr. Powell Brown, the Vice Chairman and Chief Operating Officer, developed his recommendations to the Committee with respect to the Named Executive Officers other than the Chief Executive Officer.  Information about this process and the basis for the recommendations made was shared with the Committee in the meeting at which the proposed grants were considered in February 2008. Additionally, the Committee considered and discussed publicly available information concerning stock-based compensation paid by other publicly held insurance brokerage firms for the year ended December 31, 2006 (the most recent available numbers) in reaching its determinations. The publicly held brokerage firms whose information was included in this analysis were Aon Corporation, Arthur J. Gallagher & Co., Hilb Rogal & Hobbs Company, Marsh & McLennan Companies, and Willis Group Holdings Limited. The recommendation of the Chief Executive Officer or, in the case of Mr. Powell Brown, the Vice Chairman and Chief Operating Officer, which was approved by the Compensation Committee after review and discussion, was that the PSP grants made to the Named Executive Officers other than the Chief Executive Officer have a value of twice the value of the grants made to each of these officers in 2003, subject to adjustment based upon a subjective analysis of the officer’s duties and performance, in the discretion of the Compensation Committee.  As a result, each of the Named Executive Officers other than the Chief Executive Officer received PSP grants with a value of twice the value of the 2003 grants that each had received with the exception of Mr. Riley, whose 2008 grant had a value of more than twice the value of the grant received in 2003 due principally to recognition of his success in identifying, negotiating and consummating acquisitions during 2007.  In the case of the grants made under the ISO Plan, the number of shares granted to the Named Executive Officers other than the Chief Executive Officer was recommended by the Chief Executive Officer or, in the case of Mr. Powell Brown, the Vice Chairman and Chief Operating Officer, based upon analysis of each officer’s duties and performance, and after consideration, review and discussion, those recommendations were approved without modification by the Committee.  In each instance, there is potential for acceleration of the vesting of these option grants in increments of twenty percent (20%) based upon each 20% increase in the stock price above the stock price at the time of the grant, based on a 20-trading-day average. Absent the satisfaction of this condition of acceleration, the options vest three months prior to their dates of expiration ten years after the date of grant.

CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman and Chief Executive Officer of the Company, the Compensation Committee annually sets these amounts based upon the general operating performance of the Company and the performance of the Chief Executive Officer. The performance criteria most closely examined by the Committee are improvements in the Company’s earnings per share and net income, as well as the continuing growth of the Company’s business. The Committee also considers the annual Board evaluations of the performance of the Chief Executive Officer, and the salary levels and other compensation of chief executive officers in companies competitive with the Company.  For 2008, the Committee considered publicly available information concerning the compensation of chief executive officers of Aon Corporation, Arthur J. Gallagher & Co., Hilb Rogal & Hobbs Company, Marsh & McLennan Companies and Willis Group Holdings Limited, taking into account the differences in size of the peer companies as compared with the Company.

A salary increase of 3.5% for the Chief Executive Officer was unanimously approved by the Committee for 2008.  The bonus of $879,752 paid to the Chief Executive Officer for 2008, which was also unanimously approved by the Compensation Committee, was calculated by multiplying 90% of the bonus paid for 2007 by negative 13.3%, the percentage decrease in the Company’s 2008 earnings per share from 2007.  The Chief Executive Officer does not participate in the PSP or the ISO Plan.

The Committee reported the salary and bonus amounts set for the Chief Executive Officer to the full Board of Directors (excluding Mr. Hyatt Brown) in January 2008 and 2009, respectively.

Other Compensation. As appropriate, and in the reasonable discretion of the Chief Executive Officer, or in the case of Mr. Powell Brown, the Vice Chairman and Chief Operating Officer, certain golf or social club membership dues of the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company. Additionally, the Company reimburses the costs of annual physical examinations that are not otherwise covered by insurance for each of the Named Executive Officers. Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching and profit-sharing contributions made by the Company to the 401(k) accounts of participants in the qualified 401(k) Plan sponsored by the Company; (b) to participate in the Company’s Employee Stock Purchase Plan; (c) to participate in group medical, dental and other benefit plans subscribed to by the Company and its subsidiaries; and (d) to the extent permitted by applicable law, for reimbursement of any amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by such employees.

We offer a qualified 401(k) Plan to provide a tax-advantaged savings vehicle. We make matching contributions of two and one-half percent (2.5%) of contributions made by each participant to the 401(k) Plan to encourage employees to save money for their retirement. Additionally, in January of each year, the Board considers a discretionary profit-sharing distribution to 401(k) Plan participants and in January 2008, as in each year for at least the preceding fifteen (15) years, such a distribution, in an amount equaling one and one-half percent (1.5%) of compensation as reflected on each participant’s Wage and Tax Statement on Form W-2, was approved.  These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain key employees.

In addition, we entered into an Aircraft Time-Sharing Agreement with Mr. Hyatt Brown on June 18, 2008, pursuant to which he is authorized to utilize Company aircraft, subject to availability, for personal use in exchange for reimbursement calculated based on a multiple of the cost of fuel plus certain incremental costs associated with a trip.  We had no incremental cost associated with such agreement in 2008 because Mr. Hyatt Brown did not use an aircraft under this Aircraft Time-Sharing Agreement.  Thus, no amount related to this Aircraft Time-Sharing Agreement is included for Mr. Hyatt Brown in the “All Other Compensation” column of the Summary Compensation Table that appears below.

Policy on Tax Deductibility. The Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Named Executive Officers, other than compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation.  Our general policy is to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment,” issued by the Financial Accounting Standards Board (“FASB”). The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Payments in the Event of Change in Control. The only Named Executive Officer whose employment agreement includes change in control provisions is J. Hyatt Brown. Those provisions require that there be both (a) a change in control and (b) an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that we will become obligated to make payments under the employment agreement only if Mr. Hyatt Brown’s employment actually terminates, under certain circumstances, as a result of the change in control. For details of the change in control provisions applicable to Mr. Hyatt Brown, please see the table titled “Potential Payments Upon Termination or Change in Control - 2008” and the section titled “Employment and Deferred Compensation Agreements,” below.

The PSP and the ISO Plan include change in control provisions. The PSP provides that all granted PSP stock shall become fully vested and nonforfeitable in the event of: (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property, where such agreement does not provide for the assumption or substitution of PSP stock; (ii) any tender or exchange offer for the Company’s stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his parents, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Company stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and nonforfeitable because of the occurrence of these events, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code Section 4999 and any successor provision) as well as the amount of any tax liability with respect to the “gross-up” payment described in the preceding sentence. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its sole and absolute discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP.  The PSP further states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its sole and absolute discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2008, please see the table titled “Potential Payments Upon Termination or Change in Control - 2008” below.

The ISO Plan provides that all participants, which includes all of the Named Executive Officers other than the Chief Executive Officer, shall be deemed to have vested one hundred percent (100%) in all options granted under that plan in the event of such participant’s involuntary or constructive termination of service with us (other than for specified causes, as set forth in the ISO Plan) within twelve (12) months after a “Transfer of Control” as defined in the ISO Plan. For information concerning the value of the vested options that each of the Named Executive Officers would have under the ISO Plan in the event that termination of employment after “Transfer of Control” had occurred on the last business day of 2008, please see the table titled “Potential Payments Upon Termination or Change in Control - 2008” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL - 2008

		Before Change in Control	After Change in Control
Name	Benefit	Termination w/o Cause or Resignation for Good Reason ($)	Termination w/o Cause or Resignation for Good Reason ($)		Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
J. Hyatt Brown	Employment Agreement	–	42,206,786	(1)	–	–	–	42,206,786
Cory T. Walker	ISO(2)	–	498,000		–	–	–	498,000
	PSP(2)	–	3,698,966		–	3,698,966	3,698,966	3,698,966
J. Powell Brown	ISO(2)	–	679,500		–	–	–	679,500
	PSP(2)	–	1,382,159		–	1,382,2159	1,382,159	1,382,159
Jim W. Henderson	ISO(2)	–	516,440		–	–	–	516,440
	PSP(2)	–	5,249,411		–	5,249,411	5,249,411	5,249,411
Thomas E. Riley	ISO(2)	–	1,385,301		–	–	–	1,385,301
	PSP(2)	–	5,201,759		–	5,201,759	5,201,759	5,201,759

(1)
Additionally, in the event of termination of Mr. Hyatt Brown’s employment following a Change in Control as defined in his employment agreement, the Company (or our successor) would be required to pay Mr. Hyatt Brown an amount (a “gross-up payment”) with respect to excise taxes that may be imposed under applicable tax laws on payments and benefits received in connection with a Change in Control. The gross-up payment would make Mr. Brown whole for excise taxes (and for all taxes on the gross-up payment) with respect to payments and benefits received. Mr. Hyatt Brown would also be entitled to continuation of group medical and other like benefits offered by the Company to employees for a period of three years following involuntary or constructive termination following a Change in Control, which, had the triggering events occurred on December 31, 2008, the last business day of the Company’s last completed fiscal year, would total approximately $33,800 for medical and other benefits and $27,600 representing Company contributions to its 401(k) Plan. For more detailed information concerning the terms of Mr. Hyatt Brown’s employment agreement, please see the section titled “Employment and Deferred Compensation Agreements” below.

(2)
All figures shown for the value of stock granted under the PSP and the ISO Plan that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 31, 2008, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $20.90, the closing market price as of that date. For more detailed information concerning the change in control provisions of the PSP and the ISO Plan, please see the section titled “Compensation Discussion and Analysis - Payments in the Event of Change in Control” above.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in 2008 (the “Named Executive Officers”) for services rendered to us in such capacity for the years ended December 31, 2008, 2007 and 2006:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)		Total ($)
J. Hyatt Brown	2008	658,406	879,752	–	–	–	–	149,430	(4)	1,687,588
Chairman of the Board &	2007	636,141	1,137,610	–	–	–	–	132,465	(4)	1,906,216
Chief Executive Officer	2006	614,629	1,142,292	–	–	–	–	147,950	(4)	1,904,871

Cory T. Walker	2008	237,354	325,000	68,510	116,500	–	–	61,115		808,479
Chief Financial Officer,	2007	229,355	275,420	43,537	34,500	–	–	54,958		637,770
Sr. Vice President and	2006	221,600	276,444	43,537	34,500	–	–	49,100		625,181
Treasurer

J. Powell Brown	2008	398,154	734,667	54,643	178,000	–	–	32,389		1,397,853
President	2007	320,459	796,721	26,549	34,500	–	–	33,933		1,212,162
	2006	255,786	600,000	26,549	34,500	–	–	30,778		947,613

Jim W. Henderson	2008	470,837	781,134	124,776	164,000	–	–	92,484		1,633,231
Vice Chairman & Chief	2007	454,974	1,010,087	93,557	–	–	–	85,115		1,643,733
Operating Officer	2006	439,589	1,013,838	93,557	30,722	–	–	80,671		1,658,377

Thomas E. Riley	2008	387,749	1,027,972	88,174	280,526	–	–	83,944		1,868,365
Regional President	2007	374,685	929,847	58,519	124,726	–	–	83,346		1,571,123
	2006	362,014	933,300	58,519	124,726	–	–	73,212		1,551,771
__________

(1)
Amounts shown under the "Stock Awards" column reflect the expense recognized by us for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R ("SFAS 123R") for 2008 with respect to stock granted under the PSP to our Named Executive Officers.  The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.  See the "Grants of Plan-Based Awards in Fiscal 2008" table and the "Compensation Discussion and Analysis" for information with respect to stock granted under the PSP in 2008 and the "Outstanding Equity Awards at 2008 Fiscal Year End" table with respect to stock granted under the PSP prior to 2008.  These amounts reflect our accounting for these stock grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

(2)
Amounts shown under the "Option Awards" column reflect the expense recognized by us for financial statement reporting purposes in accordance with SFAS 123R for 2008 with respect to  options granted under the ISO Plan to our Named Executive Officers.  The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.  See the "Grants of Plan-Based Awards in Fiscal 2008" table and the "Compensation Discussion and Analysis" for information with respect to options granted under the ISO Plan in 2008 and the "Outstanding Equity Awards at 2008 Fiscal Year-End" table for information with respect to options granted under the ISO Plan prior to 2008.  These amounts reflect our accounting for these option grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

(3)	These dollar amounts include the items identified in the table titled "All Other Compensation Table-2008" below.
(4)
This amount includes the annual premium of approximately $98,496 paid for a life insurance policy with limits of $20 million on the lives of Mr. Hyatt Brown and his spouse pursuant to which proceeds will be paid to the Company upon the later of the death of Mr. Hyatt Brown or his spouse.  Pursuant to an agreement between the Company and Mr. and Mrs. Hyatt Brown, at the option of the estate of the second to die (the “Estate”), we will purchase stock of the Company owned by the Estate in an amount not to exceed the proceeds of the referenced insurance policy.

ALL OTHER COMPENSATION TABLE - 2008

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Reimbursements ($)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Cash Dividends (3) ($)	Total ($)
J. Hyatt Brown	2008	21,598	–	118,632	9,200	–	–	149,430
	2007	13,226	–	110,238	9,000	–	–	132,465
	2006	28,255	–	110,895	8,800	–	–	147,950
Cory T. Walker	2008	1,475	–	–	9,200	–	50,440	61,115
	2007	–	–	1,712	9,000	–	44,246	54,958
	2006	1,320	–	1,813	8,800	–	37,167	49,100
J. Powell Brown	2008	4,341	–	–	9,200	–	18,848	32,389
	2007	8,410	–	–	9,000	–	16,533	33,933
	2006	8,090	–	–	8,800	–	13,888	30,778
Jim W. Henderson	2008	11,701	–	–	9,200	–	71,583	92,484
	2007	11,108	–	2,215	9,000	–	62,792	85,115
	2006	17,068	–	2,058	8,800	–	52,745	80,671
Thomas E. Riley	2008	3,811	–	–	9,200	–	70,933	83,944
	2007	10,117	–	2,007	9,000	–	62,222	83,346
	2006	10,402	–	1,743	8,800	–	52,266	73,212
__________

(1)
These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance and reimbursement of certain club membership dues. For additional information, please see "Compensation Discussion and Analysis - Other Compensation."

(2)
These dollar amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries. In the case of Mr. Hyatt Brown, the amount also includes the matters described in footnote 2 to the Summary Compensation Table, above.

(3)	These amounts represent cash dividends paid on granted PSP shares that have met the first condition of vesting.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following table provides information about equity incentive compensation awarded to our Named Executive Officers in fiscal 2008, including: (1) the grant date of the PSP and ISO grants; (2) the range of stock shares that may be earned in respect of each of the PSP and ISO grants; (3) the exercise price of the ISO grants; and (4) the grant date fair value of the PSP and ISO grants computed under SFAS 123R.

							Market
							Price of
					All Other	Exercise	Brown	Grant Date
					Option	or Base	&	Fair Value of
	Estimated Future Payouts Under				Awards:	Price of	Brown	Stock and
	Equity Incentive Plan Awards (1)				Number of	Option	Stock on	Option
	Grant	Threshold		Maximum	Underlying	Awards	Grant	Awards
Name	Date	(#)	Target (#)	(#)	Options	($/Share) (2)	Date ($)	($)(3)
J. Hyatt Brown	–	–	–	–	–	–	–	–
Cory T. Walker	2/27/08	100,000	100,000	100,000	–	18.48	18.65	492,000
	2/27/08	8,658	43,290	43,290	–		18.65	408,658
J. Powell Brown	2/27/08	175,000	175,000	175,000	–	18.48	18.65	861,000
	2/27/08	9,740	48,700	48,700	–		18.65	459,728
Jim W. Henderson	2/27/08	200,000	200,000	200,000	–	18.48	18.65	984,000
	2/27/08	10,823	54,115	54,115	–		18.65	510,846
Thomas E. Riley	2/27/08	190,000	190,000	190,000	–	18.48	18.65	834,800
	2/27/08	10,281	51,405	51,405	–		18.65	485,263
__________

(1)
The "Estimated Future Payouts Under Equity Incentive Plan Awards" column shows the range of shares that may be earned in respect of the options granted under the ISO Plan to our Named Executive Officers and the stock granted under the PSP to our Named Executive Officers.  See the "Potential Payments Upon Termination or Change in Control – 2008" table in this proxy statement for a description of the treatment of options granted under the ISO Plan and stock granted under the PSP upon a change in control.

(2)
The "Exercise or Base Price of Option Awards" column shows the exercise price for the options granted under the ISO Plan to our Named Executive Officers, which was the closing price of our common stock on February 26, 2008.

(3)
The "Grant Date Fair Value of Stock and Option Awards" column shows the full grant date fair value of the options granted under the ISO Plan and the stock granted under the PSP to our Named Executive Officers in 2008.  The grant date fair value of the awards is determined under SFAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards.  In accordance with SEC rules, the amounts in this column reflect the actual SFAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The assumptions used for determining values are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The closing market price of our stock underlying the stock options granted under the ISO Plan was $20.90 per share as of December 31, 2008. The resulting difference between the year-end market price and the adjusted exercise price per share of $4.84 for options granted in 2000 is $16.06  per share, and the adjusted exercise price per share of $15.78 for options granted in 2003 is $5.12 per share and the exercise price of $18.48 for options granted in 2008 is $2.42 per share (per share exercise prices are adjusted to reflect the two-for-one common stock splits that become effective November 28, 2005, November 21, 2001 and August 9, 2000, respectively). Therefore, the values at fiscal year-end of unexercised “in-the-money” options granted to the Named Executed Officers are as set forth in the table below:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2008

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(2)	(#)	($)(3)
J. Hyatt Brown	-	-	-	-	-	-	-	-	-
Cory T. Walker	-	-	50,000	15.78	3/24/2013	-	-	-	-
	-	-	100,000	18.48	2/26/2018	-	-	-	-
	-	-	-			176,984	3,698,966	43,290	904,761
J. Powell Brown	59,320	-	-	4.84	4/20/2010	-	-	-	-
	-	-	50,000	15.78	3/24/2013	-	-	-	-
	-	-	175,000	18.48	2/26/2018	-	-	-	-
	-	-	-			66,132	1,382,159	48,700	1,017,830
Jim W. Henderson	6,336	6,336	-	15.78	3/24/2013	-		-	-
	-	-	200,000	18.48	2/26/2018	-	-	-	-
	-	-	-			251,168	5,249,411	54,115	1,131,004
Thomas E. Riley	41,360	-	-	4.84	4/20/2010	-	-	-	-
	-	-	180,762	15.78	3/24/2013	-	-	-	-
	-	-	190,000	18.48	2/26/2018
						248,888	5,201,759	51,405	1,074,365

(1)
Generally, these options vest three months prior to their expiration dates.  This vesting may accelerate, however, in increments of 20% based upon each 20% increase in the stock price above the stock price on the grant date, based on a 20-trading-day average.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $20.90, the closing market price of our common stock on December 31, 2008.
(3)	The market value shown was determined by multiplying the number of unearned stock shares (at target) by $20.90, the closing market price of our common stock on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED - 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Hyatt Brown	-	-	-	-
Cory T. Walker	-	-	-	-
J. Powell Brown	-	-	-	-
Jim W. Henderson	-	-	-	-
Thomas E. Riley	41,360	585,658	-	-

(1)
The value realized upon the exercise of options is the difference between the exercise or base price and the market price of our common stock upon exercise.  The value realized was determined without considering any taxes that were owed upon exercise.

Employment and Deferred Compensation Agreements

Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown’s prior agreement with us. The agreement provides that Mr. Brown will serve as Chairman of the Board and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of our clients or employees for a period of three (3) years.  Mr. Brown signed an amendment to his Employment Agreement on December 30, 2008.  The amendments to Mr. Brown’s Employment Agreement, which were intended to achieve compliance with Internal Revenue Code Section 409A and prevent the application of adverse tax consequences, included: (i) the addition of provisions that require Mr. Brown to notify the Company of the existence of adverse circumstances affecting his employment following a "Change of Control" (as defined in his Employment Agreement) and provide a reasonable opportunity for the Company to correct such circumstances prior to Mr. Brown's termination of his employment for good reason and receipt of a severance payment; (ii) the addition of a provision providing that, subject to certain exceptions, any severance payments which are treated as non-qualified deferred compensation under Section 409A may be delayed for a period of six months if Mr. Brown is deemed to be a “specified employee” (which he is currently as the Company's Chief Executive Officer) at the time of his termination of employment; and (iii) certain other changes necessary to ensure compliance with Section 409A.

The agreement requires us to make a payment to an escrow account upon a Change of Control and if, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown’s annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage (expressed as a decimal amount) representing the percentage increase, if any, in the price of our common stock between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

Additionally, in the event of termination of Mr. Brown’s employment following a Change of Control, the Company (or our successor) would be required to pay Mr. Brown an amount (a “gross-up payment”) with respect to excise taxes that may be imposed under applicable tax laws on payments and benefits received in connection with a Change of Control. The gross-up payment would make Mr. Brown whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received.

As defined in the Employment Agreement, a “Change of Control” includes the acquisition by certain parties of thirty percent (30%) or more of our outstanding voting securities, certain changes in the composition of the Board of Directors that are not approved by the incumbent Board, and the approval by our shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of our assets. The “Adverse Consequences” described above generally involve our (or our successor's) breach of the Employment Agreement, a change in the terms of Mr. Brown’s employment, a reduction in our dividend policy, or a diminution in Mr. Brown’s role or responsibilities.

We entered into the Employment Agreement with Mr. Brown after determining that it was in our best interests and our shareholders’ best interests to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing our strategic objectives. We also recognized that, unlike our other key personnel who participate in our PSP, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control. The same is true of the subsequently adopted ISO Plan. Under the terms of the Employment Agreement, Brown & Brown or Mr. Brown may terminate his employment at any time upon thirty (30) days’ notice.

Pursuant to the previously disclosed succession plan approved by the Board of Directors, we expect that in July 2009, Mr. Brown will retire from the position of Chief Executive Officer and the Board will elect Mr. J. Powell Brown, President of the Company, to serve as Chief Executive Officer.  We expect that Mr. Brown will continue to serve as Chairman of the Board, and that he will continue to be involved in acquisitions and recruitment, and that such amendments as are considered appropriate in light of these changes will be made to the Employment Agreement effective in July 2009.

Jim W. Henderson, J. Powell Brown, Thomas E. Riley, Kenneth D. Kirk, Linda S. Downs, Sam R. Boone, Jr., C. Roy Bridges, Colin E. Lowe, Charles H. Lydecker, Kenneth R. Masters, J. Scott Penny, Michael J. Riordan, Tony Strianese, Cory T. Walker, Robert W. Lloyd, Laurel L. Grammig, Thomas M. Donegan, Jr. and Richard A. Freebourn, Sr. have each entered into standard employment agreements with us. These agreements may be terminated by either party (in the case of Ms. Downs and Messrs. Henderson and Kirk, upon 30 days’ advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Ms. Downs and Messrs. Henderson, Powell Brown, Kirk, and Riley), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

Compensation Committee Interlocks and Insider Participation

Since April 2008 the members of our Compensation Committee have been Chilton D. Varner (chair), Theodore J. Hoepner, Toni Jennings and Jan E. Smith.  Prior to April 2008, David H. Hughes was also a member of our Compensation Committee.  Mr. Hughes did not seek election to the Board in April 2008 and therefore ceased being a director at that time.

David H. Hughes is a director of SunTrust.  Toni Jennings is a director of SunTrust Bank/Central Florida.  Jan Smith served as a director of SunTrust Bank/Gulf Coast in 2008. We have a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million) and SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust during 2009 for a substantial portion of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust. Payments made to, and received from, SunTrust in 2008 totaled less than one percent (1.0%) of our or SunTrust's total consolidated revenues.

For additional information concerning transactions with related persons, see “Certain Relationships and Related Transactions.”

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Chilton D. Varner (Chair)
Theodore J. Hoepner
Toni Jennings
Jan E. Smith

PROPOSAL 1 - ELECTION OF DIRECTORS

The twelve (12) nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Hugh M. Brown, J. Powell Brown, Bradley Currey, Jr., Jim W. Henderson, Theodore J. Hoepner, Toni Jennings, Wendell S. Reilly, John R. Riedman, Jan E. Smith and Chilton D. Varner.  Information concerning each of the nominees is set forth under the caption “Management - Directors and Executive Officers.” All nominees are now members of the Board of Directors.  Nomination of all nominees is for a one (1)-year term until the next Annual Meeting of Shareholders.

Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled.  All nominees have consented to being named in the Proxy Statement and have agreed to serve if elected.  If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to audit the financial statements of Brown & Brown, Inc. for the fiscal year ending December 31, 2009, and to perform other appropriate services. Deloitte & Touche LLP has audited the financial statements of Brown & Brown, Inc. since the fiscal year ended December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

If the shareholders do not approve the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2009, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company’s Board of Directors on June 14, 2000, as amended in 2004 and 2007.  The Audit Committee Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the NYSE, as currently in effect).

With respect to the fiscal year ended December 31, 2008, the Audit Committee:

(1)           has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accountants;

(2)           has discussed with the independent registered public accountants of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

(3)           has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants' independence; and

(4)           based on the review and discussions with management and the independent registered public accountants referenced above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards ("GAAS") or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

AUDIT COMMITTEE
Hugh M. Brown (Chair)
Bradley Currey, Jr.
Toni Jennings
Wendell S. Reilly

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2008 and 2007:

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

The aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2008 and 2007 were $726,313 and $835,030, respectively.

Audit-Related Fees

No fees were billed to us by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2008 and 2007.

Tax Fees

No fees were billed to us by Deloitte & Touche LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2008 and 2007.

All Other Fees

Fees of $9,996 were billed to Decus Insurance Brokers Limited, our indirect subsidiary based in the United Kingdom, by Deloitte & Touche LLP for services related to compliance with requirements of the U.K. Financial Services Authority.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants pursuant to the Audit Committee’s pre-approval policies and procedures in order to assure that the provision of such services does not impair the independent registered public accountants' independence.  The Audit Committee requires that any proposed engagement of the independent registered public accountants to perform services in addition to those approved in connection with the annual engagement letter entered into with the independent registered public accountants must be considered and approved in advance by the Audit Committee, except that the Committee's pre-approval for non-audit services is not required to the extent such non-audit services meet the de minimus exception requirements of Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended. During fiscal year 2008, all services were approved by the Audit Committee in accordance with this policy.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by us no later than November 19, 2009 to be included in our proxy statement and form of proxy related to that meeting.  In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 2, 2010.  All shareholder proposals should be sent to our Secretary at 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607.

OTHER MATTERS

Our 2008 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement.  We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2008, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607, Attention: Secretary. No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders.  We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at 813-222-4100.  Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future, should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Laurel L. Grammig
Secretary
Tampa, Florida
March 19, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

BROWN & BROWN, INC.

The Shores Resort
Atlantic Room
2637 South Atlantic Avenue
Daytona Beach, Florida 32118

Wednesday, April 29, 2009
9:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders
are available at www.proxy.bbinsurance.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

■ 21230000000000001000 7	042909

A vote FOR proposals 1 and 2 is recommended by the Board of Directors.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE AND BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:					FOR	AGAINST	ABSTAIN
					2. To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2009.	☐	☐	☐
		NOMINEES:			In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.
☐	FOR ALL NOMINEES	O O O O O O O O O O O O	J. Hyatt Brown Samuel P. Bell, III Hugh M. Brown J. Powell Brown Bradley Currey, Jr. Jim W.Henderson Theodore J. Hoepner Toni Jennings Wendell S. Reilly John R. Riedman Jan E. Smith Chilton D. Varner
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the name(s) of such nominee(s) as shown here: ●

					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

■	■

☐	■

BROWN & BROWN, INC.

Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held April 29, 2009

The undersigned hereby appoints Laurel L. Grammig and Cory T. Walker and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Continued and to be signed on the reverse side)

■	14475	■